FORM OF
                FIRST ADDENDUM TO INDIVIDUAL CUSTODIAN AGREEMENT






THIS ADDENDUM ("Addendum") to that certain Individual Custodian Agreement (the "Agreement") dated September 25, 2001, by and between The Nottingham Investment Trust II (the "Trust") and Wachovia Bank, N.A. (successor by merger to First Union National Bank) (the "Bank"). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control:


     1. The Trust and Bank wish to add the following new series of the Trust to the Agreement and modify SCHEDULE 1 of the Agreement accordingly.

          a. SCHEDULE 1 is hereby modified and amended by the adding the following new series of the Trust to SCHEDULE 1:

               "The Brown Capital Management Mid-Cap Fund"


IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective this ____ day of September, 2002.


THE NOTTINGHAM INVESTMENT TRUST II          WACHOVIA BANK, N.A.

By: ___________________________             By: ____________________________
Its: __________________________             Its:  __________________________